Exhibit 99.1

Marker Therapeutics Reports Second Quarter 2020 Operating and Financial Results

Houston, TX—August 10, 2020—Marker Therapeutics, Inc. (Nasdaq:MRKR), a clinical-stage immuno-oncology company specializing in the development of next-generation T cell-based immunotherapies for the treatment of hematological malignancies and solid tumor indications, today provided a corporate update and reported financial results for the second quarter ended June 30, 2020.

“We continue to make progress toward advancing our planned Phase 2 trial with our novel MultiTAA-specific T cell therapy in patients with acute myeloid leukemia, or AML,” said Peter L. Hoang, President & CEO of Marker Therapeutics. “While the COVID-19 pandemic has impacted hospital systems globally, we have augmented our process development for our MT-401 product, continued the buildout of our manufacturing facility and added further clinical sites for our Phase 2 AML trial. With a novel cell therapy product candidate that has demonstrated the ability to induce broad and durable immune responses in earlier clinical studies, Marker remains well-positioned to provide a potential treatment option for patients suffering from this devastating disease.”

PROGRAM UPDATES

Multi-Antigen Targeted (MultiTAA) T Cell Therapies

Phase 2 AML Trial Update
The Company continues to identify and add clinical trial sites in preparation for the Phase 2 AML trial initiation. The study is currently subject to a partial clinical hold on the use of a new reagent in the manufacturing process until the FDA reviews and accepts the final data and certificates of analysis for the new reagent. The alternate supplier has been delayed in providing the reagent but expects to ship the reagent to Marker in Q3. Once Marker receives the reagent and completes the required analyses for FDA, the Company will provide additional clarification around the timing of the AML trial enrollment.

USAN Council Approval of “Zelenoleucel” for MT-401

Marker recently announced that the United States Adopted Names (USAN) Council approved “zelenoleucel” as the nonproprietary (generic) name for MT-401, a MultiTAA-specific T cell product candidate for the treatment of patients with AML following allogeneic stem cell transplant in both adjuvant and active disease settings.

Pancreatic Cancer Data Presented During ASCO

Updated clinical results from an ongoing investigator-sponsored Phase 1 trial led by the Baylor College of Medicine, evaluating the Company’s MultiTAA-specific T cell therapy in patients with advanced or metastatic pancreatic adenocarcinoma, were presented during the 2020 American Society of Clinical Oncology (ASCO) Virtual Annual Meeting. Data from a cohort of patients receiving MultiTAA-specific T cell therapy in combination with standard-of-care chemotherapy in the first-line setting (Arm A) were presented.

•	Out of the 13 evaluable patients (best overall response): four patients experienced objective responses, including one complete response; six patients experienced stable disease; one patient experienced a mixed response (some lesions increased in size and others decreased for a net zero change in size of tumor lesions).

•	Patients had durable cancer control with 9 of the 13 patients exceeding historical control of overall survival.

•	Evidence of epitope-spreading was observed in all responders, suggesting that the MultiTAA T cell therapy triggered the recruitment of a broader endogenous immune system response for improved anti-tumor activity.

•	No infusion-related reactions, cytokine release syndrome or neurotoxicity was observed.

BUSINESS UPDATES

On June 30, 2020, Marker announced that the Company executed a lease agreement to establish an in-house cGMP manufacturing facility in Houston, TX. The facility is expected to be completed by year-end and operational in 2021. Marker will continue to manufacture its MultiTAA-specific T cell therapy at the Baylor College of Medicine to support the Company-sponsored AML trial until the in-house cGMP manufacturing facility is operational.

SECOND QUARTER 2020 FINANCIAL RESULTS

Cash Position and Guidance: At June 30, 2020, Marker had cash and cash equivalents of $32.1 million. The Company believes that its existing cash and cash equivalents will fund its operating expenses and capital expenditure requirements into Q2 2021.

R&D Expenses: Research and development expenses were $4.3 million for the quarter ended June 30, 2020, compared to $3.2 million for the quarter ended June 30, 2019.

G&A Expenses: General and administrative expenses were $2.5 million for the quarter ended June 30, 2020, compared to $2.7 million for the quarter ended June 30, 2019.

Net Loss: Marker reported a net loss of $6.3 million for the quarter ended June 30, 2020, compared to a net loss of $5.6 million for the quarter ended June 30, 2019.

About Marker Therapeutics, Inc.

Marker Therapeutics, Inc. is a clinical-stage immuno-oncology company specializing in the development of next-generation T cell-based immunotherapies for the treatment of hematological malignancies and solid tumor indications. Marker’s cell therapy technology is based on the selective expansion of non-engineered, tumor-specific T cells that recognize tumor associated antigens (i.e. tumor targets) and kill tumor cells expressing those targets. This population of T cells is designed to attack multiple tumor targets following infusion into patients and to activate the patient’s immune system to produce broad spectrum anti-tumor activity. Because Marker does not genetically engineer its T cell therapies, we believe that our product candidates will be easier and less expensive to manufacture, with reduced toxicities, compared to current engineered CAR-T and TCR-based approaches, and may provide patients with meaningful clinical benefit. As a result, Marker believes its portfolio of T cell therapies has a compelling product profile, as compared to current gene-modified CAR-T and TCR-based therapies.

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Forward-Looking Statement Disclaimer
This release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements in this news release concerning the Company’s expectations, plans, business outlook or future performance, and any other statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements.” Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: our research, development and regulatory activities and expectations relating to our non-engineered multi-tumor antigen specific T cell therapies; the effectiveness of these programs or the possible range of application and potential curative effects and safety in the treatment of diseases; the impact of the COVID-19 pandemic; and the timing and success of our clinical trials, as well as clinical trials conducted by our collaborators. Forward-looking statements are by their nature subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to the risks set forth in the Company’s most recent Form 10-K, 10-Q and other SEC filings which are available through EDGAR at www.sec.gov. Such risks and uncertainties may be amplified by the COVID-19 pandemic and its impact on our business and the global economy. The Company assumes no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Marker Therapeutics, Inc.
Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2020	2019
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$32,124,187	$43,903,949
Prepaid expenses and deposits	2,632,514	1,526,442
Interest receivable	3,440	56,189
Total current assets	34,760,141	45,486,580
Non-current assets:
Property, plant and equipment, net	1,592,094	417,528
Construction in progress	2,629,141	-
Right-of-use assets, net	9,542,228	455,174
Total non-current assets	13,763,463	872,702

Total assets	$48,523,604	$46,359,282

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$4,528,021	$1,757,680
Lease liability	456,065	204,132
Warrant liability	-	31,000
Total current liabilities	4,984,086	1,992,812
Non-current liabilities:
Lease liability, net of current portion	9,025,273	280,247
Total non-current liabilities	9,025,273	280,247

Total liabilities	14,009,359	2,273,059

Commitments and contingencies	-	-

Stockholders' equity:
Preferred stock - $0.001 par value, 5 million shares authorized and 0 shares issued and outstanding at June 30, 2020 and December 31, 2019, respectively	-	-
Common stock, $0.001 par value, 150 million shares authorized, 46.6 million and 45.7 million shares issued and outstanding as of June 30, 2020 and December 31, 2019, respectively	46,617	45,728
Additional paid-in capital	374,828,385	371,573,909
Accumulated deficit	(340,360,757)	(327,533,414)
Total stockholders' equity	34,514,245	44,086,223

Total liabilities and stockholders' equity	$48,523,604	$46,359,282

Marker Therapeutics, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Revenues:
Grant income	$466,785	$-	$466,785	$-
Total revenues	466,785	-	466,785	-
Operating expenses:
Research and development	4,277,052	3,152,445	8,093,670	5,985,140
General and administrative	2,547,289	2,721,120	5,374,284	5,526,895
Total operating expenses	6,824,341	5,873,565	13,467,954	11,512,035
Loss from operations	(6,357,556)	(5,873,565)	(13,001,169)	(11,512,035)
Other income (expense):
Change in fair value of warrant liabilities	-	(7,000)	31,000	(16,000)
Interest income	15,857	310,174	142,826	638,719
Net loss	$(6,341,699)	$(5,570,391)	$(12,827,343)	$(10,889,316)

Net loss per share, basic and diluted	$(0.14)	$(0.12)	$(0.28)	$(0.24)
Weighted average number of common shares outstanding	46,572,739	45,501,078	46,328,561	45,483,513

Marker Therapeutics, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	For the Six Months Ended
	June 30,
	2020	2019
Cash Flows from Operating Activities:
Net loss	$(12,827,343)	$(10,889,316)
Reconciliation of net loss to net cash used in operating activities:
Depreciation and amortization	124,627	39,811
Changes in fair value of warrant liabilities	(31,000)	16,000
Stock-based compensation	2,705,365	2,889,243
Amortization on right-of-use assets	96,973	89,178
Changes in operating assets and liabilities:
Prepaid expenses and deposits	(1,106,072)	(349,750)
Interest receivable	52,749	10,023
Accounts payable and accrued expenses	2,770,341	225,135
Lease liability	(187,068)	(89,907)
Net cash used in operating activities	(8,401,428)	(8,059,583)
Cash Flows from Investing Activities:
Purchase of property and equipment	(1,299,193)	(305,382)
Purchase of construction in progress	(2,629,141)	-
Net cash used in investing activities	(3,928,334)	(305,382)
Cash Flows from Financing Activities:
Proceeds from exercise of stock options	-	57,744
Proceeds from exercise of warrants	550,000	5,379
Net cash provided by financing activities	550,000	63,123
Net decrease in cash	(11,779,762)	(8,301,842)

Cash and cash equivalents at beginning of the period	43,903,949	61,746,748
Cash and cash equivalents at end of the period	$32,124,187	$53,444,906

Contacts

Investors

Solebury Trout

Luke Brown

(646) 378 2944

lbrown@troutgroup.com

Media

Solebury Trout

Amy Bonanno

(914) 450-0349

abonanno@soleburytrout.com

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